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                                                                    EXHIBIT 99.1

Contact:   Bob Marlowe
           Chief Financial Officer
           (615) 264-8000


                 SHOLODGE ANNOUNCES SECOND QUARTER 2003 RESULTS


HENDERSONVILLE, Tenn. (August 27, 2003) - ShoLodge, Inc. (NASDAQ:LODG) today announced results for its second quarter and 28-week period ended July 13, 2003.

         Total operating revenues for the second quarter of 2003 were $9.9 million compared with $4.2 million in the second quarter a year ago. The Company reported losses from continuing operations for the second quarter of 2003 of $1.2 million, or $0.23 per share, compared with earnings of $1.1 million, or $0.22 per share (diluted), in the second quarter of 2002. Net losses after discontinued operations were $807,000, or $0.16 per share, in the second quarter of 2003, compared with net earnings of $1.3 million, or $0.24 per share (diluted), in the same period last year. Included in the second quarter 2002 results was an arbitration award of $8.9 million, partially offset by write-offs of goodwill, franchise and trademark costs totaling $6.8 million.

         For the second quarter of 2003, total revenues from hotel operations were $2.5 million compared with $1.2 million in the second quarter of 2002. Revenue per available room (RevPAR) for the six hotels included in continuing operations was $41.83 in the second quarter of 2003 compared with $41.10 in the second quarter of last year. The six hotels include five AmeriSuites hotels and one GuestHouse Inn.

         The Company sold or transferred seven hotels in 2002 and decided in the first quarter of this year to sell an additional five hotels. The Company also acquired one hotel in the second quarter of 2003 with the intention to resell it. The effects of these transactions are reflected in discontinued operations.

         Total operating revenues for the 28 weeks ended July 13, 2003 were $17.4 million compared with $11.5 million in the same period of 2002. The Company reported earnings from continuing operations of $1.4 million, or $0.28 per share, compared with earnings of $150,000, or $0.03 per share, in the prior-year period. Net losses after discontinued operations were $348,000, or $0.07 per share, in the first two quarters of 2003, compared with net earnings of $246,000, or $0.05 per share, in the first two quarters of 2002.

         For the first two quarters of 2003, total revenues from hotel operations were $4.2 million compared with $2.2 million in the first two quarters of 2002. Revenue per available room (RevPAR) for the six hotels included in continuing operations was $39.19 in the first two quarters of 2003 compared with $39.47 in the first two quarters of last year.

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         The Company reported lease abandonment income of $5.3 million in the first quarter of 2003 due to the abandonment of the lease of three AmeriSuites hotels by the lessee in April. ShoLodge resumed the operation of these three hotels on April 5, 2003.

         Leon Moore, chief executive officer of ShoLodge, said, "Over the past year we have been focused on converting both Company-owned and franchised Shoney's Inns & Suites to the GuestHouse brand. Upon completion of this conversion, we will have approximately 108 franchised hotels with the same brand name, further enhancing our presence in the marketplace. Our primary objective is to continue to address the needs of individual properties while maintaining the integrity of the GuestHouse name in ways that will enhance the value and success of each hotel.

         "Our proprietary central reservation system, InnLink, continues to be a key driver of our growth. Over the past year we have significantly increased the number of hotels and resort properties served by InnLink, one of the most technologically advanced and operationally efficient central reservation service providers in the lodging industry. As of the end of the second quarter of 2003, InnLink served a total of 819 lodging facilities, compared with 620 a year ago. Our strategy for the remainder of 2003 continues to be focused on our franchising efforts and the expansion of our reservation services, as well as identifying attractive opportunities to develop hotels for third parties. As always, our goal is to turn these strategic opportunities into greater value for our stockholders."


         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements



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                                 SHOLODGE, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)


                                         12 WEEKS ENDED             YEAR ENDED
                                       -------------------     ---------------------
                                       7/13/03     7/14/02     7/13/03       7/14/02
                                       -------     -------     --------      -------
Total operating revenues               $ 9,856      $4,246     $ 17,363      $11,534

Hotel operating revenues               $ 2,550      $1,212     $  4,188      $ 2,195

(Loss) earnings from continuing
   operations                          $(1,178)     $1,135     $  1,426      $   150

Discontinued operations                    371         127       (1,774)          96
                                       -------      ------     --------      -------

Net (loss) earnings                    $  (807)     $1,262     $   (348)     $   246
                                       =======      ======     ========      =======

(Loss) earnings per common share:
   Basic:
     Continuing operations             $ (0.23)     $ 0.23     $   0.28      $  0.03
     Discontinued operations              0.07        0.02        (0.35)        0.02
                                       -------      ------     --------      -------
     Net (loss) earnings per share     $ (0.16)     $ 0.25     $  (0.07)     $  0.05
                                       =======      ======     ========      =======

   Diluted:
     Continuing operations             $ (0.23)     $ 0.22     $   0.28      $  0.03
     Discontinued operations              0.07        0.02        (0.35)        0.02
                                       -------      ------     --------      -------
     Net (loss) earnings per share     $ (0.16)     $ 0.24     $  (0.07)     $  0.05
                                       =======      ======     ========      =======

Average shares outstanding:
   Basic                                 5,119       5,119        5,119        5,110
   Diluted                               5,119       5,183        5,119        5,185


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